EXHIBIT 99.1

Midway Gold Corp. MDW:TSX-V; MDW:NYSE-AMEX

Midway Updates Pan Development and Outlines Key 2013 Milestones

February 5, 2012

Denver, Colorado – Midway Gold Corp. (“Midway” or the “Company”) would like to provide a 2012 year-end review of the Pan Gold Mine Project (“Pan”) and a road map for the year ahead. The Pan Project is an open pit mining, development stage project in eastern Nevada with an expected 2014 production date.

A Letter from Ken Brunk – Chairman, President and CEO of Midway

2013 will be a transformational year for Midway. The beginning of a new year provides an opportunity to share with our shareholders the successes of a year past and the Company’s plans for the next. This letter highlights 2012 accomplishments and outlines our priorities for the coming year.  Throughout this year we plan to share updates on our projects and provide greater detail on the “when” the “why” and the “how,” which combined are the true backbone for continued success. Key 2012 accomplishments for the Pan project:

•	Permitting is on schedule and well positioned for construction in 2013 and production in 2014
•	Continued engineering and testing activities to better understand project economics
•	Successful capital raise of $70 million at a significant premium to market

Pan Permitting

Pan, our flagship project, is an oxidized, Carlin-type gold deposit that will be an open pit, heap leach mine. During 2012 Midway worked diligently to advance Pan to be ready for 2013 construction and for production in mid-2014.

We have advanced well into the NEPA permitting process. Progress in 2012 includes:

•	Selection of our 3rd Party contractor who specializes in mining activity in Nevada to draft the Environmental Impact Statement
•	Publication in the Federal Register pursuant to the EIS notice requirements
•	Holding multiple public scoping and informational meetings

During the next three quarters, Midway plans to:

•	Notify the public when the Draft EIS for Pan has been published in the Federal Register
•	Address additional comments as needed for the Final EIS & the Final Positive Record of Decision

Midway is committed to the more detailed EIS process rather than the simpler EA process because it is one example of our commitment to build a responsible, forward thinking, long-term business.  Not only does this mean meeting and exceeding regulatory requirements, but also not taking any short cuts in our processes. We will provide updates on this process as we complete the remaining milestones to our Record of Decision.

Engineering, Operations and Equipment

Our engineering and operational team are preparing for the next phase of our growth. The team’s 2012 focus included:

•	Optimizing pit plans and mining equipment needs
•	Continuing gold recovery tests on bulk samples from the mining area
•	Working with Jacobs Engineering Group Inc. (NYSE:JEC), a world-class construction and engineering company to detail and refine the design of the project

Midway’s goal has been to develop streamlined construction schedules that enhance cost effectiveness. We believe you will all see the positive benefits of these efforts as 2013 unfolds.

Between now and the Fall of 2013, Midway will be placing the orders for our long lead time equipment for Pan, such as the main electrical sub-station, front-end loaders for mining and heap leach operational equipment. We will negotiate supply contracts for the diesel fuel, reagents and other consumables needed for Pan’s operation in 2014. Our goal is to ensure that we have the materials at cost effective prices to meet our business plan in a timely manner.

Financing

Midway’s financial team successfully raised $85 million in 2012 demonstrating the strength of our business in very difficult markets. This capital will be used to build the Pan project and to provide working capital to continue our overall operations. $70 million of capital was raised as a preferred stock transaction with our strong financial partner, Hale Capital. The team’s goal was to limit common shareholder dilution and to avoid hedging.

Since that financing, we have been working with several banks and with Caterpillar Equipment to secure the balance of the financing needed to fund Pan’s production and operations until Pan is cash flow positive. This effort is advancing at a steady pace and we fully anticipate having agreements in place this summer with the funds being drawn after receipt of permits this fall.

The Team and the Community

We have great properties, but one of our most important resources is our people. We will be operating our own mines and not contracting out our labor, allowing us to better manage and control our operations. Mines are built by people and the Midway team that continues to grow is experienced, driven and truly a joy to work with. It is a pleasure to acknowledge their hard work, dedication, and commitment to the Company.

This recognition is important at both the operations and the community level. Our team in Ely, Nevada has gone above and beyond to take part in local activities and events. Their participation continues to strengthen our relationship with the local community and we would like to recognize their efforts. To name a few:

•	Safe and Sober Grad Night volunteers
•	Sponsorship of a half court shot event with the White Pine County High Basketball program
•	Donation of football and basketball uniforms
•	Sponsorship of the White Pine Gymkhana 4-H Horsemanship

•	Provided 5 scholarships to students – 2 athletic and 3 academic
•	Participated in the White Pine County fair including sponsorship of the WPC horse races
•	Purchased a beef, lamb and pig at the WPC 4-H Livestock Show and donated a beef to the local Senior Center

For this kind of enthusiasm and dedication we are very thankful.

The Road Forward

2013 will be an exciting year for our shareholders, as we focus on completing the permitting process that will allow the commencement of construction in 2013 and of mining operations in 2014. Our current cash and facilities we are putting in place will finance these activities. The Midway story is a strong one that is gaining momentum with each new milestone. 2012 was indeed an important year in advancing our projects and we look forward to updating you on the progress in the coming weeks and months ahead.

And to you, our shareholders, thank you for your continued support this past year. On behalf of the team at Midway, we look forward to a successful, transformational and rewarding 2013.

ON BEHALF OF THE BOARD
"Kenneth A. Brunk"
Kenneth A. Brunk, Chairman, President and CEO

About Midway Gold Corp.

Midway Gold Corp. is a precious metals company with a vision to explore, design, build and operate gold mines in a manner accountable to all stakeholders while assuring return on shareholder investments. For more information about Midway, please visit our website at www.midwaygold.com or contact Jaime Wells, Investor Relations Analyst, at (877) 475-3642 (toll-free).

Neither the TSX Venture Exchange, its Regulation Services Provider (as that term is defined in the policies of the TSX Venture Exchange) nor the NYSE MKT accepts responsibility for the adequacy or accuracy of this release.

This press release contains forward-looking statements about the Company and its business. Forward looking statements are statements that are not historical facts and include, but are not limited to, statements about the Company's intended work plans and resource estimates and potential offering of common shares of the Company from time to time. The forward-looking statements in this press release are subject to various risks, uncertainties and other factors that could cause the Company's actual results or achievements to differ materially from those expressed in or implied by forward looking statements. These risks, uncertainties and other factors include, without limitation, risks related to the timing and completion of the Company's intended work plans, risks related to fluctuations in gold prices; uncertainties related to raising sufficient financing to fund the planned work in a timely manner and on acceptable terms; changes in planned work resulting from weather, logistical, technical or other factors; the possibility that results of work will not fulfill expectations and realize the perceived potential of the Company's properties; uncertainties involved in the interpretation of drilling results and other tests and the estimation of gold resources and reserves; the possibility that required permits may not be obtained on a timely manner or at all; the possibility that capital and operating costs may be higher than currently estimated and may preclude commercial development or render operations uneconomic; the possibility that the estimated recovery rates may not be achieved; risk of accidents, equipment breakdowns and labor disputes or other unanticipated difficulties or interruptions; the possibility of cost overruns or unanticipated expenses in the work program; and other factors identified in the Company's SEC filings and its filings with Canadian securities regulatory authorities. Forward-looking statements are based on the beliefs, opinions and expectations of the Company's management at the time they are made, and other than as required by applicable securities laws, the Company does not assume any obligation to update its forward-looking statements if those beliefs, opinions or expectations, or other circumstances, should change.

Cautionary note to U.S. investors concerning estimates of reserves and resources: This press release and the documents referenced in this press release use the terms “reserve" and  "mineral resource“, which are terms defined under Canadian National Instrument 43-101 and the Canadian

Institute of Mining and Metallurgy Classification system.  Such definitions differ from the definitions in U.S. Securities and Exchange Commission ("SEC") Industry Guide 7.  Under SEC Industry Guide 7 standards, a "final" or "bankable" feasibility study is required to report reserves, the three-year historical average price is used in any reserve or cash flow analysis to designate reserves and the primary environmental analysis or report must be filed with the appropriate governmental authority.  Mineral resources are not mineral reserves and do not have demonstrated economic viability. The SEC normally only permits issuers to report mineralization that does not constitute SEC Industry Guide 7 compliant "reserves" as in-place tonnage and grade without reference to unit measures.  The references to a “resource” in this press release and the documents referenced in this press release are not normally permitted under the rules of the SEC.  It cannot be assumed that all or any part of mineral deposits in any of the above categories will ever be upgraded to Guide 7 compliant reserves. Accordingly, disclosure in this press release and in the technical reports referenced in this press release may not be comparable to information from U.S. companies subject to the reporting and disclosure requirements of the SEC.